Exhibit 99.1

             R O B I N S C H O E N P U B L I C R E L A T I O N S
     526 Penn Street Newtown, PA 18940 t: 215/504-2122 f: 215/504-2123 e-m:
                             schoenpr@mindspring.com

FOR IMMEDIATE RELEASE
April 3, 2000

             MEDIX RESOURCES REPORTS 1999 FOURTH QUARTER AND YEAR-END RESULTS

               Company Receives Clean Opinion In Independent Auditors' Report

New York, NY -- John Prufeta, president and chief executive officer of Medix Resources, Inc. [OTCBB: MDIX] today announced financial results for the Company's fourth quarter and year ended December 31, 1999. Medix provides Internet-based health care communication, data integration, and transaction processing software through its Cymedix.com product line.

Revenues from continuing operations for the fourth quarter 1999 were $24,000 compared with $0 for the fourth quarter 1998. Net loss from continuing operations increased 251% from $900,000 ($0.04 per common share) in the fourth quarter 1998 to $2,380,000 ($0.15 per common share) in the fourth quarter 1999. Net loss from discontinued operations decreased 96% from $2,362,000 ($0.11 per common share) in the fourth quarter 1998 to $99,000 ($0.003 per common share) in the fourth quarter 1999. Net loss decreased 25% from $3,309,000 ($0.15 per common share) in the fourth quarter 1998 to $2,479,000 ($0.15 per common share) in the fourth quarter 1999.

Revenues from continuing operations for the year ended December 31, 1999 (1999) were $24,000 compared with $0 for the year ended December 27, 1998 (1998). Net loss from continuing operations increased 181% from $2,513,000 ($0.12 per common share) in 1998 to $4,548,000 ($0.29 per common share) in 1999. Net loss from discontinued operations decreased 90% from $2,909,000 ($0.14 per common share) in 1998 to $299,000 ($0.01 per common share) in 1999. Net loss decreased 11% from $5,422,000 ($0.26 per common share) in 1998 to $4,847,000 ($0.30 per common share) in 1999.

"Our financial performance reflects the successful completion of our transition to an iHealth software provider," stated Prufeta. "We have made tremendous progress toward creating a world class iHealth enterprise."

Additionally, the Company reported a clean opinion in its Independent Auditors' Report, has increased the amount of available cash and working capital, expects to generate additional net cash from the February 2000 sale of its remaining staffing businesses, and anticipates receipt of additional cash from the exercise of callable warrants.

For the past several years, Medix's Independent Auditors' Report has contained a statement regarding substantial doubt about the Company's ability to continue as a going concern. This year's report includes a clean opinion and contains no such statement. The Company had $1,229,000 in cash as of December 31, 1999 compared with $40,000 in cash as of December 27, 1998. Net working capital was $644,000 as of December 31, 1999 compared with a working capital deficit of ($2,612,000) as of December 27, 1998.

In February of 2000, Medix sold the assets of its remaining staffing businesses for $1,000,000. The purchase price was paid with $500,000 cash at closing and a $500,000 subordinated note, payable in May 2001. During 2000, Medix expects to generate approximately $800,000 in net cash related to this sale.

Subsequent to year-end and through March 17, 2000, Medix received approximately $2,080,000 from the exercise of options and warrants. As of March 17, 2000, the Company had 1,026,000 warrants with a total exercise price of $633,000, which are callable for $.01 per warrant with thirty days written notice. Also, as of March 17, 2000, Medix had 7,980,000 warrants with a total exercise price of $3,990,000, callable for $.01 per warrant with thirty days written notice provided the trading price of the Company's common stock remains above $2.00 for ten consecutive days subsequent to April 1, 2000. The Company anticipates receiving $4,623,000 from the exercise of these callable warrants over the next several months, although there can be no assurance that any of these warrants will be exercised.

Medix Resources, through Cymedix Lynx Corporation, offers Cymedix.com, a suite of fully-secure, patented Internet communications software products, to the healthcare industry. Additional information about Medix Resources and its products and services can be found by visiting its Web sites, www.medixresources.com and www.cymedix.com, or by calling 800/326-8773.

                                           # # #

Information in this press release contains forward-looking statements that involve risks and uncertainties that might adversely affect the Company's operating results in the future to a material degree. Such risks and uncertainties include, without limitation, the ability of the Company to raise capital to finance the development of its software products, the effectiveness and the marketability of those products, the ability of the Company to protect its proprietary information, and the establishment of an efficient corporate operating structure as the Company grows. These and other risks and uncertainties are presented in detail in the Company's Form 10-KSB for 1999, which was filed with the Securities and Exchange Commission on March 30, 2000. This information is available from the SEC or the Company.

Contacts:   General and Press Inquiries         Investor Inquiries

            Robin Schoen                        Josh Golomb
            Robin Schoen Public Relations       SmallCaps Online Communications
            215/504-2122                        212/554-4158